Exhibit 10(r)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 27th day of August, 2009, between Minn-Dak Farmers Cooperative, a cooperative association organized and existing under the laws of the State of North Dakota, with its principal office located at 7525 Red River Road, Wahpeton, North Dakota 58075, referred to in this agreement as “Minn-Dak”, and David H. Roche, of 702 East Lakeside Drive, Fergus Falls, Minnesota 56537, referred to in this agreement as “Roche”.

SECTION ONE

EMPLOYMENT

Minn-Dak employs Roche, and Roche accepts such employment, upon the terms and conditions set forth in this agreement.

SECTION TWO

DUTIES AND AUTHORITY

A.         Roche will occupy the position of President and Chief Executive Officer with Minn-Dak.

B.         In this position, Roche will have the powers of a President and Chief Executive Officer, subject to the control of the board of directors, and have general supervision, direction and control over the business and affairs of the cooperative and its employees. Roche will be primarily responsible for carrying out all orders and resolutions of the board of directors and such duties as may from time to time be assigned to him by the board of directors.

C.         Roche agrees to devote his full time, attention and best efforts to the performance of employment under this agreement.

D.         Roche will not, during the term of this agreement, directly or indirectly engage in any business, either as an employee, employer, consultant, principal, corporate officer, or in any other capacity, whether or not compensated, without the prior written consent of the board of directors.

SECTION THREE

TERM OF EMPLOYMENT

The initial term of employment shall be for eighteen (18) months commencing March 1, 2001 and expiring August 31, 2002. Thereafter, upon renewal of this agreement by the parties, employment shall extend until terminated as provided for in this agreement, the current term being September 1, 2009 through August 31, 2010.

SECTION FOUR

COMPENSATION AND PERFORMANCE REVIEW

Roche shall receive compensation during the term of this agreement as follows:

A.         During the twelve (12) month term of employment commencing September 1, 2009, a base salary of $352,300/year payable bi-weekly pursuant to Minn-Dak’s current payroll program.

B.         Minn-Dak’s board of directors shall conduct a performance review of Roche in the position of President and Chief Executive Officer annually. Upon completion of the performance review, Roche shall be eligible for an increase in salary, the amount of which shall be at the discretion of and as authorized by the board of directors.

C.         Annually, a profit sharing bonus shall be paid based on the following schedule:

Return/acre to Growers	Profit Sharing Amount to CEO
$825 - $ 900	$15,000
$901 - $ 975	$25,000
$976 - $1,050	$35,000
$1,051 - $1,125	$45,000
$1,126 - $1,200	$55,000
$1,201 and over	$65,000

A review of the scale shall be conducted every two years with the first review August 31, 2010.

Return per acre shall be the amount received by the shareholders/growers as a grower payment for sugarbeets before the deduction of any unit retains and shall not include patronage, retain, or trucking payments. In determining the return per acre, the acre number shall be those acres available for harvest the day harvest or preharvest begins, whichever is earlier. Provided however, no Profit Sharing Bonus shall be paid if 30% or more of the crop, based on planted acres, is lost or unharvested.

D.         In the event of separation from employment due to retirement, termination with or without cause, or any unforeseen reason, during the company’s fiscal year, any Profit Sharing Bonus for that fiscal year shall be calculated at the end of that fiscal year and prorated as of the employment separation date. Roche shall be deemed to have earned the prorata portion of the Profit Sharing Bonus up to his separation date. No Profit Sharing Bonus shall be payable until the end of the fiscal year and the return/acre payment has been calculated.

E.         Regardless of whether a profit sharing bonus has been awarded, the board of directors may at its discretion grant a performance bonus to Roche

SECTION FIVE

MEDICAL AND GROUP INSURANCE

Roche shall be included in, or have available, insurance plans provided at Minn-Dak as follows:

A.         Health/prescription drug, dental and vision insurance through the plan available at Minn-Dak subject to the nonunion contribution amounts applicable to office employees.

B.         If Roche retires as CEO from Minn-Dak on or after his 62nd birthday, medical insurance as then available through Minn-Dak will be provided to the CEO until he reaches 65. Post age 65 coverage shall be open for later discussion.

C.         Term Life Insurance coverage equal to 2 times salary under Minn-Dak’s current plan.

D.         Optional Employee paid additional Term Life Insurance including qualifying dependents under Minn-Dak’s current plan.

E.         Accidental Death and Dismemberment Insurance under Minn-Dak’s current plan.

F.         Optional Employee paid Additional Accidental Death and Dismemberment Insurance including qualifying dependents through Minn-Dak’s current plan.

G.         Long Term Disability Insurance through Minn-Dak’s current plan.

H.         Optional Employee paid Individual Disability Insurance coverage through Minn-Dak’s current plan.

SECTION SIX

PENSION AND OTHER BENEFIT PLANS

Roche shall be included in, or have available, pension and other benefit plans provided at Minn-Dak as follows:

A.         A Flexible Spending Account under the terms for employees of Minn-Dak.

B.         A Voluntary Employee paid Non-qualified Deferred Compensation Plan under Minn-Dak’s current plan.

C.         A Defined Benefit Pension Plan under Minn-Dak’s current plan which requires completion of 12 months service from date of hire for eligibility.

D.         The Supplemental Executive Retirement Plan (SERP) currently in place at Minn-Dak, shall be provided to Roche to cover compensation in excess of the annual IRS compensation limit for the Defined Benefit Pension Plan.

E.         A 401(k) Salary Reduction Plan under Minn-Dak’s current plan. The current matching contribution rate is 100% of the first 4% of compensation, provided that the employee contributes at least 4% to the plan.

F.         An extension of the 4% company match to employee compensation in excess of the government qualified plan compensation limit of $245,000 (as adjusted) as a matching contribution to the Nonqualified Deferred Compensation Plan effective for the 2009 - 2010 contract year. This provision of this Agreement shall serve as an exhibit to the Adoption Agreement and shall constitute a discretionary employer matching contribution described in Section 2.04(g) of the Plan Adoption Agreement.

SECTION SEVEN

VACATION, HOLIDAYS AND SICK LEAVE

A.         Roche shall have 5 weeks vacation. Increases in vacation time over and above 5 weeks shall be at the discretion of the board of directors. Company policy encourages the use of vacation time from one anniversary date to the next anniversary date with a maximum carryover of 240 hours of vacation from one period to the next.

B.         Paid Designated Holidays under Minn-Dak’s current program - A total of seven (7) days: New Years’s Day; Good Friday; Memorial Day; Independence Day; Labor Day; Thanksgiving Day; and Christmas.

C.         Roche shall have Floating Holidays under Minn-Dak’s current program - A total of four (4) days eight (8) hours each. This allotment is applicable each year thereafter.

D.         Additional Personal Floating Holiday under Minn-Dak’s current program - awarded on second anniversary or 12 consecutive months thereafter for not using any sick leave during the previous 12 months.

E.         Sick Leave under Minn-Dak’s current program of 80 hours is earned after one (1) year of continuous service-80 hours per year to accrual of 520 hours with 40 hours per year thereafter to accrual of 1040 hours.

The Board may grant sick leave regardless of length of service.

SECTION EIGHT

EXPENSE REIMBURSEMENT

A.         While on Minn-Dak business, Roche shall be reimbursed for travel expenses. If his spouse is required to travel with him for business, Minn-Dak will pay his spouse’s expenses. While encouraged, business travel by a spouse is usually not required, but if it is done in conjunction with industry meetings where registration is paid, Minn-Dak will pay registration fees for the spouse. There may be times that all of the spouse’s travel expenses will be reimbursed regardless of whether registration is paid for the event.

B.         For business miles driven, reimbursement for mileage will be paid subject to Internal Revenue Service reporting and restrictions and in accordance with current Minn-Dak policy.

C.         Minn-Dak may provide Roche with a credit card for payment of business expenses. Such card shall be used by Roche only on Minn-Dak business expenses for which Roche would be entitled to reimbursement under this section. Any use of such card by Roche for any other purpose shall constitute an indebtedness of Roche to Minn-Dak which shall be paid immediately upon demand and shall bear interest at the highest rate allowed by law. Roche may not use the credit card for his personal expenses.

SECTION NINE

TERMINATION

A.         Roche’s employment will or may be terminated at any time as follows:

1.	Either party may terminate this agreement at any time, with or without cause, upon 90 days advance notice.

2.

This agreement shall automatically terminate as of Roche’s death, and Minn-Dak Farmers Cooperative’s monetary obligations to Roche as set forth in this agreement (exclusive of any death benefits to which Roche’s beneficiaries are entitled under this agreement) shall be prorated to the date of death and paid to Roche’s estate, including but not limited to salary, bonuses, vehicle reimbursement, other reimbursements, insurance and benefits.

3.

Minn-Dak Farmers Cooperative may terminate this agreement on written notice to Roche for material breach or just cause. “Material breach” and “just cause” shall mean willful misconduct in following the legitimate directions of the board of directors; breach of loyalty to the cooperative; conviction of a felony; habitual drunkenness; excessive absenteeism not related to illness, sick leave or vacations, but only after notice from the board of directors followed by a repetition of such excessive absenteeism; dishonesty; or continuous conflicts of interest after notice in writing from the board of directors.

4.

Minn-Dak Farmers Cooperative shall have the right to terminate this agreement, after giving Roche ten (10) days’ written notice of its intention to do so, should Roche, because of “total and permanent disability”, be unable to perform any duties required of him under this agreement for a period of ninety (90) consecutive days. The term “total and permanent disability” shall mean the existence of permanent mental or physical disability, determined by a physician in accordance with generally accepted medical principles, which renders Roche totally unable to perform any material covenants, obligations or terms contained in this agreement. In the event of such termination, Roche shall continue to receive from Minn-Dak any and all salaries, bonuses, and benefits during such ninety (90) day period.

B.         Payments Upon Termination

1.

If Minn-Dak Farmers Cooperative terminates Roche’s employment without cause, it will pay Roche’s then current base salary for a period of twelve (12) months. Any such payment is conditional upon Roche signing (and not rescinding) a release of any and all legal claims against Minn-Dak Farmers Cooperative and upon his adherence to the confidentiality obligations in Section Twenty.

2.

If Roche terminates his employment, if Minn-Dak terminates his employment for cause or if Roche’s employment terminates due to death or disability, Roche will not receive any “Payments upon termination”, as outlined in this section Nine, paragraph B1.

SECTION TEN

PHYSICAL EXAMINATION

Roche shall submit to an annual physical examination prior to August 31 of each year. Said medical examination shall be at Minn-Dak’s expense with a report from the physician being provided to the Chairman of the Board prior to August 31 of each year.

SECTION ELEVEN

PROVIDED EQUIPMENT

A.         If desired by Roche, a Laptop computer shall be provided by Minn-Dak.

B.         Roche shall be provided with a cell phone for Minn-Dak business. Roche shall be responsible for any personal usage.

C.         Upon request being made to the board of directors, Roche shall be provided with such other technology as he shall deem desirable and helpful in carrying out his employment duties.

SECTION TWELVE

CONFIDENTIALITY

Roche acknowledges that during the course of his employment, he has had and will have access to highly confidential and proprietary information and trade secrets. Roche further acknowledges that the misuse, misappropriation or disclosure of this information could cause harm to Minn-Dak Farmers Cooperative, both during and after the term of employment. Therefore, Roche agrees that he will not at any time disclose to, or use for the benefit of anyone outside of Minn-Dak Farmers Cooperative any of Minn-Dak Farmers Cooperative’s confidential or proprietary information or trade secrets, except upon Minn-Dak Farmers Cooperative’s written consent.

SECTION THIRTEEN

NOTICES

Any notices provided for in this agreement shall be given in written. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

SECTION FOURTEEN

ENTIRE AGREEMENT

This agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter of this agreement. This agreement may be changed only by an agreement in writing signed by both parties.

SECTION FIFTEEN

WAIVER

The waiver by Minn-Dak of a breach of any of the provisions of this agreement by Roche shall not be construed as a waiver of any subsequent breach by him.

SECTION SIXTEEN

GOVERNING LAW; VENUE

This agreement shall be construed and enforced in accordance with the laws of the State of North Dakota. Richland County, North Dakota, shall be the proper venue for any litigation arising out of this agreement.

SECTION SEVENTEEN

SECTION HEADINGS

Section headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement.

SECTION EIGHTEEN

ASSIGNABILITY

The rights and obligations of Minn-Dak under this agreement shall inure to the benefit of and shall be binding upon its successors and assigns. This agreement is a personal employment agreement and Roche’s rights, obligations and interest under this agreement may not be sold, assigned, transferred, pledged or hypothecated.

SECTION NINETEEN

SEVERABILITY

If any provision of this agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the agreement shall remain in full force and shall be in no way impaired.

In witness of the above, each party to this agreement has caused it to be executed on the date indicated below.

MINN-DAK FARMERS COOPERATIVE		ROCHE

BY	/s/ Douglas Etten	s/ David H. Roche
	Douglas Etten, Chairman	David H. Roche
of the Board of Directors

STATE OF NORTH DAKOTA	)
)SS
COUNTY OF RICHLAND	)

The foregoing instrument was acknowledged before me this 27th day of August, 2009, by Douglas Etten, Chairman of the Board of Directors of Minn-Dak Farmers Cooperative, on behalf of said cooperative.

s/ Sheila Grawe
Sheila Grawe, Notary Public

STATE OF NORTH DAKOTA	)
)SS
COUNTY OF RICHLAND	)

The foregoing instrument was acknowledged before me this 27th day of August, 2009, by David H. Roche.

s/ Sheila Grawe
Sheila Grawe, Notary Public